UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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1.

The following is a transcript of a voicemail message from Grant S. Moise, Chief Executive Officer of DallasNews Corporation (the “Company”), that will be delivered to shareholders of the Company beginning on or about September 15, 2025.

Hi DallasNews Shareholder,

This is Grant Moise calling, I’m the Chief Executive Officer of DallasNews and the President and Publisher of The Dallas Morning News.

I’m reaching out to you today because as you may know, DallasNews, the holding company of The Dallas Morning News and Medium Giant, previously announced that we have entered into a definitive agreement to be acquired by Hearst, one of the nation’s leading information, services and media companies.

It is important for you to know that Hearst has increased its all-cash offer from $15.00 to $16.50 per share – which now reflects an impressive 276% premium based on the closing price of our common stock of $4.39 per share on July 9, 2025, the day before the transaction was announced.

Hearst has confirmed this is their best and final offer and the DallasNews Board of Directors has unanimously determined that this transaction is in the best interest of all shareholders.

To support this important merger, and to realize a significant premium on your investment, we are asking for you to vote today “FOR” this value unlocking opportunity.

If you have already voted FOR the proposal, thank you for your support – there is nothing additional you need to do.

If you have not, you should have already received proxy materials that include all the necessary details on how to vote today by phone, internet, or mail.

It is a quick and easy process, and your vote is critical in approving this merger no matter how many shares you own.

You should also be aware that not voting is the same as voting against the transaction – if you want to realize this significant premium on your investment, it is important that you vote FOR the Hearst Merger today.

If you need help in voting or have not received the proxy materials, you can call our proxy solicitors D.F. King & Co., Inc. toll-free at 1 (866) 416-0577 or Okapi Partners toll-free at 1 (844) 343-2621.

The deadline to vote is fast approaching - to be certain your vote is cast by phone or internet, please vote on or before September 22, 2025, at 10:59 p.m. CT.

Vote today to realize a significant premium on your investment and help secure the future of DallasNews.

Thank you

2.	The following is a transcript of a voicemail message from Mr. Moise that will be delivered to participants in the DallasNews Savings Plan beginning on or about September 15, 2025.

Hi DallasNews Savings Plan Participant,

This is Grant Moise calling, I’m the Chief Executive Officer of DallasNews and the President and Publisher of The Dallas Morning News.

I’m reaching out to you today because through your participation in the in the DallasNews Savings Plan, you own shares in DallasNews (DALN) which are held by Fidelity Management Trust Company.

As you may know, DallasNews, the holding company of The Dallas Morning News and Medium Giant, previously announced that we have entered into a definitive agreement to be acquired by Hearst, one of the nation’s leading information, services and media companies.

It is important for you to know that Hearst has increased its all-cash offer from $15.00 to $16.50 per share – which now reflects an impressive 276% premium based on the closing price of our common stock of $4.39 per share on July 9, 2025, the day before the transaction was announced.

Hearst has confirmed this is their best and final offer and the DallasNews Board of Directors has unanimously determined that this transaction is in the best interest of all shareholders.

To support this important merger, and to realize a significant premium on your investment, we are asking for you to vote today “FOR” this value unlocking opportunity.

If you have already voted FOR the proposal, thank you for your support – there is nothing additional you need to do.

If you have not, you should have already received a Notice to Plan Participants from Fidelity Management Trust Company containing information on how to provide your voting instructions to the plan trustee via the internet or telephone.

The fastest way to vote is to visit www.proxypush.com/DALN and enter your unique 12-digit control number that was included with your proxy materials

If you can’t find your proxy materials or need help in voting, please call our proxy solicitors D.F. King & Co., Inc. toll-free at 1 (866) 416-0577 or Okapi Partners toll-free at 1 (844) 343-2621.

Please remember, no matter how many shares you hold, it is important that you vote FOR the Hearst Merger today. The deadline to vote is fast approaching.

Vote today to realize a significant premium on your investment and help secure the future of DallasNews.

Thank you for your service to DallasNews and for your support.